UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 31, 2008

Virtus Investment Partners, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-10994	95-4191764
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

100 Pearl St., 9th Floor, Hartford, CT	06103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(800) 248-7971

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information included in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this item.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As contemplated under Amendment No. 4 to the Registration Statement on Form 10 and the related Information Statement, filed as Exhibit 99.1 thereto (the “Form 10 and Information Statement”) filed with the Securities and Exchange Commission on December 19, 2008 by Virtus Investment Partners, Inc. (the “Company”), on December 31, 2008, the Company spun-off from its former indirect parent, The Phoenix Companies, Inc. (“Phoenix”).

As disclosed in the Form 10 and Information Statement and in connection with the spin-off, the Company sought to refinance the existing loan made by Phoenix Life Insurance Company, a wholly-owned subsidiary of Phoenix (“Phoenix Life”) to Virtus Partners, Inc. (f/k/a Phoenix Investment Partners, Ltd.), a subsidiary of the Company (“Virtus Partners”), pursuant to that certain Loan Agreement, dated as of December 30, 2005, by and between Phoenix Life and Virtus Partners (the “Former Loan Agreement”), and that certain Guaranty Agreement, dated as of December 30, 2005, by and between Phoenix and Virtus Partners (the “Former Guaranty”).  In connection with the refinancing, on December 31, 2008, the Company entered into a Loan Agreement by and between Phoenix Life, as Lender and the Company, as Borrower (the “Loan Agreement”) and a Guarantee and Collateral Agreement made by the Company and certain of its subsidiaries in favor of Phoenix Life (the “Guarantee”).  All obligations of Virtus Partners under the Former Loan Agreement were repaid and all obligations of Phoenix under the Former Guarantee were extinguished in connection with the Company’s entry into the Loan Agreement and Guarantee. A brief description of the material terms and conditions of the Loan Agreement and Guarantee appears directly below.

The Loan and Note. The Company’s indebtedness to Phoenix Life is evidenced by a senior note (the “Note”) in the principal amount of $20 million (the “Loan”).  Pursuant to the Loan Agreement, the proceeds of the Loan were used to refinance the amount outstanding under the Former Loan Agreement.

Principal Payments. On the last day of each calendar quarter of the Company (the “Interest Payment Dates”), the Company is obligated under the Loan Agreement to make a payment of principal (together with accrued and unpaid interest) to Phoenix Life.  During fiscal 2009, the principal payment is equal to $1 million per Interest Payment Date and during fiscal 2010, the principal payment is equal to $4 million per Interest Payment Date. On December 31, 2010 (the “Maturity Date”), the Company must make a final payment of any outstanding principal amount (together with accrued and unpaid interest therein).

Interest Rate and Interest Payments. Under the Loan Agreement, following January 16, 2009, the interest rate (the “Interest Rate”) on the Loan’s outstanding principal will be 9.0% (prior to such time the applicable interest rate will be 6.55%).  The Company’s pro forma financial presentation in the Form 10 and Information Statement assumed a renegotiated interest rate on this indebtedness of LIBOR plus 400 basis points.  Interest on the outstanding principal of the Loan is generally due and payable in arrears on each Interest Payment Date.  Following the Maturity Date, or during any periods of “Default” or in the “Event of Default” (as such terms are defined below), the Loan will bear interest at an annual rate equal to the Interest Rate plus 2% and such interest would be due and payable on demand.

Optional and Mandatory Prepayments.  Pursuant to the terms of the Loan Agreement, the Company may elect to prepay all or part of the Loan in a minimum amount of $2 million together with accrued interest to each such date on the amount prepaid.  In the event that the Company or any of its subsidiaries issue any capital stock or incur any new indebtedness, 100% of the cash proceeds received in connection with such issuance or incurrence (net of certain customary fees and expenses) must be immediately applied toward the prepayment of the Loan.  Neither optional or mandatory prepayments made on the Loan may be reborrowed.

Representations and Warranties/ Affirmative Covenants. The Loan Agreement contains customary representations and warranties as well as customary affirmative covenants for the benefit of Phoenix Life.  In addition, the Company agreed under the Loan Agreement to provide Phoenix Life with any new additional collateral created after December 31, 2008, such as any property acquired or any new subsidiary created or acquired following December 31, 2008.

Negative Covenants. The Company also agreed under the Loan Agreement to maintain certain negative covenants.  Pursuant to such negative covenants, the Company and each of its subsidiaries generally may not, among other things, (i) incur additional indebtedness or create additional liens on any of its property; (ii) enter into any merger, consolidation or similar transaction or dispose of all or substantially all of its property or business; or (iii) declare or pay any dividend, except in certain limited circumstances so long as no Default or Event of Default exists (or would result therefrom) and such dividend would not exceed 100% of the prior fiscal quarter’s EBITDA, as adjusted by mutual agreement by the Company and Phoenix Life.

Financial Covenants. Under the Loan Agreement (and each as defined in such agreement), the Company must maintain certain financial covenants, including (i) an adjusted “EBITDA to Total Interest Expense Ratio” of not less than 4.00 to 1.00 for any period of four consecutive fiscal quarters; (ii) an adjusted “EBITDA to Senior Interest Expense Ratio” of not less than 3.50 to 1.00 for any period of four consecutive fiscal quarters; (iii) “Net Worth” of at least $135,000,000 plus (y) 50.0% of net income for each fiscal quarter (without deducting for any net losses) and (z) 75.0% of all future equity contributions; (iv) “Assets Under Management” of at least $18,500,000; and (v) an adjusted “Senior Debt to EBITDA Ratio” of not more than 2.50 to 1.00 for any period of four consecutive fiscal quarters.  For purposes of the Loan Agreement, adjusted “EBITDA” means, as of the end of any fiscal quarter of the Company, net income of the Company and its subsidiaries before interest expense, income taxes, depreciation and amortization expenses, non-cash stock-based compensation, unrealized mark-to-market gains and losses and other non-recurring, extraordinary items, in each case as mutually agreed, for the four fiscal quarters then ending, determined on a consolidated basis in accordance with GAAP, as reported in the Company’s Form 10-Q and Form 10-K.

Default. Under the Loan Agreement the occurrence of certain events will be considered a “Default” and once notice and/or lapse of time requirements have been met, will be considered “Events of Default.” If an Event of Default were to occur, all or any portion of the Loan due or to become due, whether under the Loan Agreement, the Note or otherwise, would, at the option of Phoenix Life, become due and payable together with all accrued and unpaid interest thereon and the Company would be obligated to pay such amounts to Phoenix Life.  For purposes of the Loan Agreement (and subject to applicable cure periods, if any), a Default generally would be deemed to have occurred if, among other things, (i) the Company failed to make a scheduled payment of the Loan’s principal or interest; (ii) any representation or warranty made in connection with the Loan was inaccurate in any material respect; (iii) the Company or any of its subsidiaries failed to comply with the negative or financial covenants under the Loan Agreement, or other provisions of the Loan Agreement, Guarantee or Note; (iv) the Company or its subsidiaries defaulted under any other indebtedness in an amount exceeding in the aggregate $1 million; (v) certain bankruptcy-related events occurred for the Company or its subsidiaries; (vi) certain ERISA defaults or related defaults occurred and were reasonably expected to result in a material adverse effect; (vii) a judgment in the aggregate of $1 million or more was entered against the Company or its subsidiaries and was not vacated, discharged, stayed or bonded pending appeal; or (viii) the Guarantee ceased to be in full force and effect.

Guarantee.  Pursuant to the Guarantee, each of the subsidiaries of the Company, jointly and severally, unconditionally and irrevocably guaranteed the prompt and complete payment and performance by the Company of all of the Company’s obligations under the Loan Agreement and the other loan documents related thereto.  In connection therewith, each of the subsidiaries of the Company agreed to assign and transfer to Phoenix Life, and grant to Phoenix Life, a security in, all of the following property owned or at any time thereafter acquired by such subsidiary or in which any such subsidiary has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due of such subsidiaries’ obligations: (i) all Accounts, (ii) all Chattel Paper, (iii) all Deposit Accounts, (iv) all Documents (other than title documents with respect to Vehicles), (v) all Equipment, (vi) all Fixtures, (vii) all General Intangibles, (viii) all Instruments, (ix) all Intellectual Property, (x) all Inventory, (xi) all Investment Property, (xii) all Letter-of-Credit Rights, (xiii) all other property not otherwise described above, (xiv) all books and records pertaining to the Collateral, and (xv) to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.  The Guarantee contains customary representations and warranties, covenants, and remedial provisions for the benefit of Phoenix Life.

The Loan Agreement and the Guarantee are attached as Exhibits 10.1 and 10.2 respectively, to this Current Report on Form 8-K and are incorporated by reference into this item. This description of the Loan Agreement and the Guarantee does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Loan Agreement by and between Phoenix Life Insurance Company, as Lender and Virtus Investment Partners, Inc., as Borrower dated December 31, 2008

10.2	Guarantee and Collateral Agreement made by Virtus Investment Partners, Inc. and certain of its Subsidiaries in favor of Phoenix Life Insurance Company, as Lender dated as of December 31, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRTUS INVESTMENT PARTNERS, INC.

Dated: January 6, 2009	By:	/s/ Michael A. Angerthal
		Name:	Michael A. Angerthal
		Title:	Chief Financial Officer